NEWS BULLETIN
                                 RE:  Headwaters Incorporated
       FROM:                          10653 South River Front Parkway, Suite 300
    FINANCIAL                         South Jordan, UT 84095
 RELATIONS BOARD                      (801) 984-9400
                                      NASDAQ: HDWR
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FOR FURTHER INFORMATION

AT THE COMPANY:                                    AT FINANCIAL RELATIONS BOARD:
Sharon Madden                                      Tricia Ross
Director of Investor Relations                     Analyst Contact
(801) 984-9400                                     (617) 407-6540

FOR IMMEDIATE RELEASE:
FEBRUARY 15,  2005


                        HEADWATERS INCORPORATED ANNOUNCES
                         INTENTION TO SELL COMMON STOCK


SOUTH JORDAN, UTAH, FEBRUARY 15, 2005 - HEADWATERS INCORPORATED (NASDAQ: HDWR), announced today that it plans to offer 6,000,000 shares of its common stock in a public offering and to grant the underwriters an option to purchase an additional 900,000 shares of common stock to cover over-allotments with respect to the offering.

The Company expects to use the net proceeds from the sale of its common stock to repay a portion of the borrowings and applicable prepayment charges under the second lien term loan facility and the senior secured first lien facility, both of which are a part of its senior secured credit facilities.

Morgan Stanley & Co. Incorporated will serve as sole lead bookrunning manager of this offering. Adams Harkness, Inc., JPMorgan Securities Inc., RBC Capital Markets Corporation and Stephens Inc. will serve as co-managers.

The offering is pursuant to the Company's currently effective shelf registration statements and is being made solely by means of a preliminary prospectus supplement dated February 15, 2005 and the accompanying prospectuses. Copies of the preliminary prospectus supplement, when available, may be obtained from Morgan Stanley, Prospectus Department, 1585 Broadway, New York, NY 10036.

                                     -more-
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Headwaters Incorporated
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This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its alternative energy, coal combustion products, and building products businesses, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.